# INVESTMENT ADVISORY AGREEMENT

## Calvert Investment Management, Inc.
## Calvert Social Investment Fund

# ADDENDUM TO REVISED AND RESTATED SCHEDULE A

As compensation pursuant to Section 4 of the Investment Advisory Agreement between Calvert Investment Management, Inc. (formerly Calvert Asset Management Company, Inc.) (the "Advisor") and Calvert Social Investment Fund dated March 1, 1999, the Advisor is entitled to receive from each Portfolio an annual advisory fee (the "Fee"). The Fee shall be computed daily and payable monthly, based on the average daily net assets of the appropriate Portfolio.

| | |
|---|---|
| **Calvert Balanced Portfolio:** | 0.41% on the first $500 million;<br>0.385% on the next $500 million; and<br>0.35% over $1 billion |

*Effective December 1, 2013*

**CALVERT SOCIAL INVESTMENT FUND**

By: William M. Tartikoff
Name: William M. Tartikoff
Title: Vice President and Secretary
Date: October 29, 2013

**CALVERT INVESTMENT MANAGEMENT, INC.**

By: Ronald M. Wolfsheimer
Name: Ronald M. Wolfsheimer
Title: Executive Vice President, Chief Financial and Administrative Officer
Date: October 29, 2013